EXHIBIT 9

                 CREDIT SUISSE FIRST BOSTON
                   Eleven Madison Avenue
                     New York, NY 10010

                                           February 23, 2001

BLUM CB Corp.
In care of RCBA Strategic Partners, L.P.
909 Montgomery Street
San Francisco, CA 94133

Attention of Claus Moller

                        Project Radio
        $500,000,000 Senior Secured Credit Facilities
                      Commitment Letter

Ladies and Gentlemen:

     You have advised Credit Suisse First Boston ("CSFB") that you intend to consummate the Recapitalization and the other Transactions (such terms and each other capitalized term used but not defined herein having the meanings assigned in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet")).

     You have further advised us that, in connection therewith, the Borrower will obtain the senior secured credit facilities (the "Facilities") described in the Term Sheet, in an aggregate principal amount of up to $500,000,000.

     In connection with the foregoing, you have requested that CSFB agree to structure, arrange and syndicate the Facilities, commit to provide the Facilities and agree to serve as administrative agent, sole book manager and sole lead arranger for the Facilities.

     CSFB is pleased to advise you of its commitment to provide the entire amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet.

     It is agreed that CSFB will act as the sole and exclusive administrative agent, sole book manager and sole lead arranger for the Facilities, and that it will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

     We intend to syndicate the Facilities to a group of financial institutions (together with CSFB, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a syndication satisfactory to us and you.
Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and, to the extent reasonably practicable, the existing lending relationships of the Sponsor and the Borrower,
(b) direct contact and meetings between senior management, representatives and advisors of you and of the Borrower and
(i) the proposed Lenders and (ii) ratings agencies,
(c) assistance by you and the Borrower in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndication and (d) the conducting, with the assistance of CSFB, of an investor roadshow and of one or more meetings of prospective Lenders.

     CSFB will manage all aspects of the syndication, including (in consultation with you) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your approval, which will not be unreasonably withheld), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide (or to use commercially reasonable efforts to cause the Borrower to provide) to us all information with respect to the Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request. You hereby represent and covenant that, to the best of your knowledge, (a) all information other than the Projections (the "Information") that has been or will be made available to CSFB by you or any of your representatives in connection with the Transactions is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CSFB by you or any of your representatives have been or will be prepared in good faith based upon assumptions that, taken as a whole, are reasonable at the time made and at the time the related Projections are made available to CSFB (although no representation is made that the Projections will be achieved). You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or cause the Borrower to supplement) the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for CSFB's commitment hereunder and agreement to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to CSFB the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter").

     The commitment of CSFB hereunder and their agreements to perform the services described herein are subject to
(a) the Board of Directors of the Borrower approving and recommending the Merger to the stockholders of the Borrower,
(b) our not having discovered or otherwise become aware of any information not previously disclosed to us or not in the public domain that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information, taken as a whole, provided to us prior to the date hereof, of the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, (c) there not having occurred any event, change or condition that has had or could reasonably be expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, since December 31, 1999,
(d) there not having occurred after the date hereof a material disruption of, or material adverse change in, financial, banking or capital market conditions that in our reasonable good faith judgment could adversely affect the syndication of the Facilities, (e) our reasonable satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries being offered, placed or arranged, (f) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to CSFB and its counsel, (g) CSFB's having been afforded a period of not less than 25 business days from the distribution of the Confidential Information Memorandum to potential syndicate members to syndicate the Facilities and
(h) the other conditions set forth in the Term Sheet or in Exhibit B hereto. The terms and conditions of our commitments hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet and such Exhibit. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet and such Exhibit are subject to the approval and agreement of CSFB and the Borrower.

     You agree (a) to indemnify and hold harmless CSFB and its affiliates and their respective officers, directors, employees, agents and controlling persons from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for the reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse CSFB at the closing or, if the Recapitalization shall not be consummated and you or any of your affiliates shall receive any compensation in the nature of a break-fee, expense reimbursement or similar payment, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of CSFB's due diligence investigation, fees of consultants approved by you, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single outside counsel in each relevant jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith; provided that, if the Recapitalization shall not be consummated, your reimbursement obligations pursuant to this clause (b) shall not exceed the difference between the amount of such break-fee, expense reimbursement or other similar payment less the amount of your unreimbursed out-of-pocket costs relating to the Transactions. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

     You acknowledge that CSFB may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. CSFB will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by CSFB of services for other companies, and CSFB will not furnish any such information to other companies. You also acknowledge that CSFB has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by CSFB from other companies.

     This Commitment Letter and CSFB's commitment hereunder shall not be assignable by you without the prior written consent of CSFB (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and indemnified persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons) and is not intended to create a fiduciary relationship between the parties hereto. CSFB may assign its commitment hereunder to any of its affiliates or any Lender. Any such assignment to an affiliate will not relieve CSFB from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall be subject to your written consent (which shall not be unreasonably withheld) and shall release CSFB from the portion of its commitment hereunder so assigned; provided that such assignee agrees in writing to be bound by the terms hereof and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CSFB and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT
TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR
COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO
OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE
OF SERVICES HEREUNDER.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the directors, officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis of RCBA Strategic Partners, L.P. (as well as its partners and members), the other investors and BLUM CB Corp. or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided that you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) (i) to the Borrower and its attorneys, accountants and advisors, on a confidential and need-to-know basis and (ii) in any public filing relating to the Merger.

     CSFB shall use all confidential information provided to CSFB by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent CSFB from disclosing any such information
(a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case CSFB agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over CSFB or any of its affiliates (in which case CSFB agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by CSFB, (d) to CSFB's employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (e) to any affiliate of CSFB (with CSFB being responsible for its affiliates' compliance with this paragraph) or (f) for purposes of establishing a "due diligence" defense.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CSFB's commitment hereunder; provided that your obligations under this Commitment Letter (other than those relating to confidentiality and to the syndication of the Facilities), shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter and the Backstop Letter of even date herewith with the Sponsor not later than 5:00 p.m., New York City time, on February 23, 2001. CSFB's commitment hereunder and agreements contained herein will expire at such time in the event that CSFB has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before July 20, 2001, then this Commitment Letter and CSFB's commitment and undertakings hereunder shall automatically terminate unless CSFB shall, in its discretion, agree to an extension. Before such date, CSFB may terminate this Commitment Letter if any event occurs or information becomes available that results in the failure to satisfy any condition precedent set forth herein, in the Term Sheet or in Exhibit B hereto; provided that such failure could not reasonably be expected to be cured prior to the expiration of this Commitment Letter.

     CSFB is pleased to have been given the opportunity to assist you in connection with the financing for the Recapitalization.

                              Very truly yours,

                              CREDIT SUISSE FIRST BOSTON,

                              by  /s/ Bruce Ling
                                 ------------------------
                                 Name:  Bruce Ling
                                 Title:  Managing Director

                              by  /s/ Christopher G. Cunningham
                                 ------------------------------
                                 Name: Christopher G. Cunningham
                                 Title: Managing Director



Accepted and agreed to as of
the date first above written:

BLUM CB CORP.,

by  /s/ Claus J. Moller
   --------------------------
   Name:
   Title:

CONFIDENTIAL
February 23, 2001                                  EXHIBIT A



                        Project Radio
        $500,000,000 Senior Secured Credit Facilities
          Summary of Principal Terms and Conditions


Borrower:                CB Richard Ellis Services, Inc., a
                         Delaware corporation (the
                         "Borrower").

Transactions:            A Delaware corporation
                         ("Holdings") to be formed by RCBA
                         Strategic Partners, L.P. (the
                         "Sponsor") and certain other
                         investors (together with the
                         Sponsor, the "Investors") intends
                         to acquire all the capital stock
                         of the Borrower pursuant to an
                         agreement and plan of merger (the
                         "Merger Agreement") to be entered
                         into among Holdings, a wholly
                         owned subsidiary of Holdings
                         ("Merger Sub") and the Borrower.
                         Pursuant to the Merger Agreement,
                         Merger Sub will merge (the
                         "Merger") with and into the
                         Borrower, with the Borrower being
                         the surviving corporation in the
                         merger.  In connection with the
                         Merger (a) the Investors will
                         contribute to Holdings an
                         aggregate amount of total equity
                         (in the form of cash or rollover
                         equity) of not less than
                         $235,000,000 (such amount not to
                         include the proceeds of the senior
                         unsecured notes described in (c)
                         below), with not less than
                         approximately $98,800,000 of such
                         amount being in the form of new
                         common equity contributed in cash
                         by the Investors and certain
                         employees and members of
                         management of the Borrower to
                         Holdings as common equity,
                         (b) Holdings will contribute the
                         amount of cash equity so received
                         to Merger Sub as cash common
                         equity in exchange for the
                         issuance to Holdings of all the
                         common stock of Merger Sub, and
                         (c) Holdings will issue
                         $75,000,000 in aggregate principal
                         amount of its new 16% senior
                         unsecured notes (the "Notes") in a
                         private placement and will
                         contribute the amount so received
                         to Merger Sub as cash common
                         equity (the equity contributions
                         described in clauses (a), (b), and
                         (c) being referred to herein
                         collectively as the "Cash Equity
                         Contribution").  In connection
                         with the Merger, (a) the existing
                         stockholders of the Borrower
                         (other than the Investors) will
                         receive aggregate merger
                         consideration of approximately
                         $348,700,000 (consisting of cash
                         and/or "rollover" equity of
                         Holdings) and (b) certain long-
                         term debt of the Borrower and its
                         subsidiaries in an aggregate
                         amount of approximately
                         $21,200,000 related to various
                         financings (the "Existing Seller
                         Notes") will remain outstanding;
                         provided that, the Investors will
                         contribute additional cash, if
                         necessary, to ensure that the
                         total equity is not less than
                         $235,000,000. Holdings may
                         increase the amount of common
                         equity invested in Merger Sub to
                         replace an equivalent amount of
                         debt financing.  The foregoing
                         transactions are collectively
                         referred to herein as the
                         "Recapitalization".  After giving
                         effect to the Recapitalization,
                         the outstanding capital stock of
                         the Borrower will be beneficially
                         owned approximately 42% by the
                         Sponsor and 58% by the other
                         Investors.

                         In connection with the
                         Recapitalization, (a) the Borrower
                         will repay all amounts outstanding
                         under, and will terminate, its
                         existing credit agreement dated as
                         of May 20, 1998 (the "Existing
                         Credit Agreement"), with Bank of
                         America, N.A. and a syndicate of
                         lenders, (b) the Borrower will
                         tender to repurchase (the "Debt
                         Tender Offer") 100% of its
                         outstanding 8-7/8% senior
                         subordinated notes due 2006 (the
                         "Existing Subordinated Notes" and,
                         together with the Existing Credit
                         Agreement, the "Existing Debt")
                         and will seek the consent (the
                         "Consent Solicitation") of the
                         holders thereof to amend the
                         indenture relating thereto to
                         remove the covenants and
                         restrictions therein that would
                         prevent the Transactions (as
                         defined below), (c) the Borrower
                         will obtain the senior secured
                         credit facilities described below
                         under the caption "Facilities",
                         and (d) fees and expenses incurred
                         in connection with the foregoing
                         will be paid.  The transactions
                         described in this paragraph,
                         together with the
                         Recapitalization, are collectively
                         referred to herein as the
                         "Transactions".

Sources and Uses:        The approximate sources and uses
                         of the funds necessary to
                         consummate the Transactions are
                         set forth in Exhibit C to the
                         Commitment Letter.

Administrative Agent:    Credit Suisse First Boston
                         ("CSFB") will act as sole and
                         exclusive administrative agent and
                         collateral agent (collectively,
                         the "Agent") for a syndicate of
                         financial institutions (together
                         with CSFB, the "Lenders"), and
                         will perform the duties
                         customarily associated with such
                         roles.

Book Manager and Sole    CSFB will act as sole and
Lead Arranger:           exclusive book manager and sole
                         lead arranger for the Facilities
                         (the "Arranger"), and will perform
                         the duties customarily associated
                         with such roles.

Facilities:              (A)  Two Senior Secured Term Loan
                         Facilities in an aggregate
                         principal amount of up to
                         $400,000,000 (the "Term
                         Facilities"), such aggregate
                         principal amount to be allocated
                         between (i) a Tranche A Term Loan
                         Facility in an aggregate principal
                         amount of $150,000,000 (the
                         "Tranche A Facility") and (ii) a
                         Tranche B Term Loan Facility in an
                         aggregate principal amount of
                         $250,000,000 (the "Tranche B
                         Facility").

                         (B)  A Senior Secured Revolving
                         Credit Facility in an aggregate
                         principal amount of up to
                         $100,000,000 (the "Revolving
                         Facility" and, together with the
                         Term Facilities, the
                         "Facilities"), of which up to an
                         amount to be agreed upon will be
                         available in the form of letters
                         of credit.

                         In connection with the Revolving
                         Facility, CSFB will make available
                         to the Borrower a swingline
                         facility under which the Borrower
                         may make short-term borrowings of
                         up to an aggregate amount to be
                         agreed upon.  Except for purposes
                         of calculating the commitment fee
                         referred to below, any such
                         swingline loans will reduce
                         availability under the Revolving
                         Facility on a dollar-for-dollar
                         basis.  Each Lender under the
                         Revolving Facility will, promptly
                         upon request by CSFB, fund to CSFB
                         its pro rata share of any
                         swingline borrowings.

Purpose:                 (A)  The proceeds of the Term
                         Facilities will be used by the
                         Borrower, on the date of the
                         initial borrowing under the
                         Facilities (the "Closing Date"),
                         together with the Cash Equity
                         Contribution, solely (a) to pay
                         the cash consideration payable in
                         the Recapitalization, (b) to
                         refinance the Existing Debt,
                         (c) to pay related fees and
                         expenses and (d) to provide for
                         working capital and other general
                         corporate purposes.

                         (B)  The proceeds of loans under
                         the Revolving Facility will be
                         used by the Borrower solely for
                         working capital and other general
                         corporate purposes.

                         (C)  Letters of credit will be
                         used by the Borrower solely for
                         working capital and other general
                         corporate purposes.

Availability:            (A)  The full amount of the Term
                         Facilities must be drawn in a
                         single drawing on the Closing
                         Date.  Amounts borrowed under the
                         Term Facilities that are repaid or
                         prepaid may not be reborrowed.
                         (B)  Loans under the Revolving
                         Facility will be available on and
                         after the Closing Date and at any
                         time prior to the final maturity
                         of the Revolving Facility, in
                         minimum principal amounts to be
                         agreed upon.  Amounts repaid under
                         the Revolving Facility may be
                         reborrowed.

Interest Rates and Fees: As set forth on Annex I hereto.

Default Rate:            The applicable interest rate plus
                         2% per annum.

Letters of Credit:       Letters of credit under the
                         Revolving Facility will be issued
                         by CSFB or one of its affiliates
                         (the "Issuing Bank").  Each letter
                         of credit shall expire not later
                         than the earlier of (a) 12 months
                         after its date of issuance and
                         (b) the fifth business day prior
                         to the final maturity of the
                         Revolving Facility.

                         Drawings under any letter of
                         credit shall be reimbursed by the
                         Borrower on the same business day.
                         To the extent that the Borrower
                         does not reimburse the Issuing
                         Bank on the same business day, the
                         Lenders under the Revolving
                         Facility shall be irrevocably
                         obligated to reimburse the Issuing
                         Bank pro rata based upon their
                         respective Revolving Facility
                         commitments.

                         The issuance of all letters of
                         credit shall be subject to the
                         customary procedures of the
                         Issuing Bank.

Final Maturity           (A)  Tranche A Facility
and Amortization:
                         The Tranche A Facility will mature
                         on the sixth anniversary of the
                         Closing Date, and will amortize in
                         equal quarterly installments in
                         the following annual amounts:

                         Year            Annual Amortization
                         ----            -------------------

                         1                       $22,500,000
                         2                       $22,500,000
                         3                       $26,250,000
                         4                       $26,250,000
                         5                       $26,250,000
                         6                       $26,250,000

                         (B)  Tranche B Facility

                         The Tranche B Facility will mature
                         on the seventh anniversary of the
                         Closing Date, and will amortize in
                         equal quarterly installments in an
                         annual amount equal to 1% of the
                         outstanding principal amount on
                         the Closing Date of such Facility,
                         with the balance due and payable
                         at the final maturity.

                         (C)  Revolving Facility

                         The Revolving Facility will mature
                         on the sixth anniversary of the
                         Closing Date.

Guarantees:              All obligations of the Borrower
                         under the Facilities and under any
                         interest rate protection or other
                         hedging arrangements entered into
                         with a Lender or any affiliate
                         thereof ("Hedging Arrangements")
                         will be unconditionally guaranteed
                         (the "Guarantees") by Holdings and
                         by each existing and subsequently
                         acquired or organized domestic
                         subsidiary of the Borrower.

Security:                The Facilities, the Guarantees and
                         any Hedging Arrangements will be
                         secured initially by all accounts
                         receivable, cash, general
                         intangibles, investment property,
                         intellectual property and capital
                         stock of or owned by the Borrower
                         and each existing and subsequently
                         acquired or organized domestic
                         subsidiary of the Borrower
                         (collectively, including the
                         proceeds thereof, the
                         "Collateral"); provided that
                         neither the Borrower nor any
                         domestic subsidiary shall be
                         required to pledge more than 65%
                         of the voting stock of any foreign
                         subsidiary. In addition, the
                         Borrower and its domestic
                         subsidiaries will be required to
                         grant liens in respect of material
                         property (including mortgages on
                         any material real property)
                         acquired after the Closing Date,
                         subject to exceptions for any such
                         property subject to a lien
                         permitted by the definitive credit
                         documentation and other exceptions
                         to be agreed upon.

                         All the above-described security
                         interests shall be created on
                         terms, and pursuant to
                         documentation, reasonably
                         satisfactory to the Lenders, and
                         none of the Collateral shall be
                         subject to any other liens, except
                         permitted liens to be agreed upon.

Mandatory Prepayments:   Loans under the Term Facilities
                         shall be prepaid with (a) 75% of
                         Excess Cash Flow (to be defined,
                         but such definition shall allow
                         for co-investments and
                         acquisitions customary in the real
                         estate services industry) for each
                         fiscal year of the Borrower, which
                         shall be reduced to 50% of Excess
                         Cash Flow for any fiscal year if
                         the ratio of Total Debt to EBITDA
                         at the end of such fiscal year was
                         less than 2 to 1, (b) 100% of the
                         net cash proceeds of all non-
                         ordinary course asset sales or
                         other dispositions of property by
                         the Borrower and its subsidiaries
                         (including insurance and
                         condemnation proceeds), subject to
                         baskets and reinvestment
                         provisions to be agreed upon, (c)
                         100% of the net cash proceeds of
                         issuances of debt obligations of
                         Holdings and its subsidiaries
                         (other than debt obligations of
                         L.J. Melody and non-recourse debt
                         obligations incurred in the
                         establishment or operation of
                         joint ventures for which special
                         purpose subsidiaries of the
                         Borrower are general partners) and
                         (d) 100% of the net cash proceeds
                         of issuances of equity securities
                         of Holdings and its subsidiaries,
                         in each case subject to exceptions
                         to be agreed upon, including
                         exceptions for the sale of
                         interests in certain offices of
                         the Borrower or its subsidiaries
                         to employees and joint venture
                         partners.

                         The above-described mandatory
                         prepayments shall be allocated
                         between the Term Facilities pro
                         rata, subject to the provisions
                         set forth below under the caption
                         "Special Application Provisions".
                         Within each Term Facility,
                         mandatory prepayments shall be
                         applied pro rata to the remaining
                         amortization payments under such
                         Term Facility.

Special Application      Holders of loans under the Tranche
Provisions:              B Facility may, so long as loans
                         are outstanding under the Tranche
                         A Facility, decline to accept any
                         mandatory prepayment described
                         above and, under such
                         circumstances, all amounts that
                         would otherwise be used to prepay
                         loans under the Tranche B Facility
                         shall be used to prepay loans
                         under the Tranche A Facility pro
                         rata.

Voluntary Prepayments    Voluntary reductions of the
and Reductions in        unutilized portion of the
Commitments:             Facilities commitments and
                         prepayments of borrowings will be
                         permitted at any time, in minimum
                         principal amounts to be agreed
                         upon, without premium or penalty,
                         subject to reimbursement of the
                         Lenders' redeployment costs in the
                         case of a prepayment of Adjusted
                         LIBOR borrowings other than on the
                         last day of the relevant interest
                         period.  All voluntary prepayments
                         of the Term Facilities will be
                         allocated pro rata between the
                         Term Facilities and applied first
                         to the scheduled installments of
                         principal under each Term Facility
                         coming due within the next 12
                         months and then pro rata to the
                         remaining scheduled installments
                         of principal under each Term
                         Facility.

Representations and      Usual for facilities and
Warranties:              transactions of this type to be
                         agreed upon by the Borrower and
                         the Agent (the Borrower's
                         agreement not to be unreasonably
                         withheld), with materiality and
                         other customary limitations and
                         exceptions to be agreed upon,
                         including accuracy of financial
                         statements and other information;
                         no material adverse change;
                         absence of litigation; no
                         violation of agreements or
                         instruments; compliance with laws
                         (including ERISA, margin
                         regulations and environmental
                         laws); payment of taxes; ownership
                         of properties; inapplicability of
                         the Investment Company Act and the
                         Public Utility Holding Company
                         Act; solvency; effectiveness of
                         governmental approvals; labor
                         matters; environmental matters;
                         and validity, priority and
                         perfection of security interests
                         in the Collateral.

Conditions Precedent     Usual for facilities and
to Initial Borrowing:    transactions of this type to be
                         agreed upon  by the Borrower and
                         the Agent, including delivery of
                         satisfactory legal opinions;
                         first-priority perfected security
                         interests in the Collateral (free
                         and clear of all liens); execution
                         of the Guarantees, which shall be
                         in full force and effect; accuracy
                         of representations and warranties
                         in all material respects; absence
                         of defaults, prepayment events or
                         creation of liens under debt
                         instruments or other agreements;
                         evidence of authority; payment of
                         fees and expenses; and obtaining
                         of reasonably satisfactory
                         insurance.

                         The initial borrowing under the
                         Facilities will also be subject to
                         the conditions precedent set forth
                         on Exhibit B to the Commitment
                         Letter.

Conditions Precedent     Delivery of notice, accuracy of
to all Borrowings:       representations and warranties in
                         all material respects and absence
                         of defaults.

Affirmative Covenants:   Usual for facilities and
                         transactions of this type to be
                         agreed upon by the Borrower and
                         the Agent (the agreement of the
                         Borrower not to be unreasonably
                         withheld) (to be applicable to
                         Holdings, the Borrower and its
                         subsidiaries), with materiality
                         and other customary limitations
                         and exceptions to be agreed upon,
                         including maintenance of corporate
                         existence and rights; performance
                         of obligations; delivery of
                         financial statements and other
                         financial information; delivery of
                         notices of default, litigation and
                         material adverse change;
                         maintenance of properties in good
                         working order; maintenance of
                         reasonably satisfactory insurance;
                         compliance with laws; inspection
                         of books and properties; further
                         assurances; and payment of taxes.

Negative Covenants:      Usual for facilities and
                         transactions of this type to be
                         agreed upon by the Borrower and
                         the Agent (the agreement of the
                         Borrower not to be unreasonably
                         withheld) (to be applicable to
                         Holdings, the Borrower and its
                         subsidiaries), with exceptions and
                         baskets to be agreed upon
                         (including baskets to be agreed
                         upon in the indebtedness, liens,
                         asset sales, debt prepayments and
                         investment covenants for
                         L. J. Melody and for investments
                         by the Borrower and its
                         subsidiaries in real estate funds
                         (including U.S. and foreign joint
                         ventures) and the incurrence of
                         non-recourse debt), including,
                         without limitation, limitations on
                         dividends on, and redemptions and
                         repurchases of, capital stock;
                         limitations on prepayments,
                         redemptions and repurchases of
                         debt (other than loans under the
                         Facilities); limitations on liens
                         and sale-leaseback transactions;
                         limitations on loans and
                         investments (subject to the
                         exceptions described above);
                         limitations on debt and hedging
                         arrangements; limitations on
                         mergers, acquisitions and asset
                         sales (subject to exceptions to be
                         mutually agreed with respect to
                         L.J. Melody and joint ventures);
                         limitations on transactions with
                         affiliates; limitations on changes
                         in business conducted by the
                         Borrower and its subsidiaries;
                         limitations on amendments of
                         material debt and other material
                         agreements; and limitations on
                         capital expenditures.

                         Notwithstanding the foregoing, so
                         long as at the time thereof and
                         after giving pro forma effect
                         thereto no default shall have
                         occurred and be continuing or
                         would result therefrom, the
                         Borrower may pay cash dividends to
                         Holdings to the extent necessary
                         to allow Holdings to pay interest
                         on the Notes when and as due.

Selected Financial       (a) Maximum ratios of Total Debt
Covenants:               to EBITDA, (b) minimum interest
                         coverage ratios and (c) minimum
                         fixed charge coverage ratios (with
                         financial definitions to be agreed
                         upon).  Indicative covenant levels
                         are included on Annex II attached
                         hereto.

Events of Default:       Usual and customary for facilities
                         and transactions of this type to
                         be agreed upon by the Borrower and
                         the Agent (the agreement of the
                         Borrower not to be unreasonably
                         withheld), with grace periods and
                         materiality thresholds to be
                         agreed upon where appropriate,
                         including, without limitation,
                         nonpayment of principal or
                         interest, violation of covenants,
                         incorrectness of representations
                         and warranties in any material
                         respect, cross default and cross
                         acceleration, bankruptcy, material
                         judgments, ERISA, actual or
                         asserted invalidity of guarantees
                         or security documents and Change
                         in Control (to be defined).

Voting:                  Amendments and waivers of the
                         definitive credit documentation
                         will require the approval of
                         Lenders holding more than 50% of
                         the aggregate amount of the loans
                         and commitments under the
                         Facilities, except that the
                         consent of each Lender adversely
                         affected thereby shall be required
                         with respect to, among other
                         things, (a) increases in the
                         commitment of such Lender,
                         (b) reductions of principal,
                         interest or fees, (c) extensions
                         of final maturity or scheduled
                         amortization and (d) releases of
                         guarantors or all or any
                         substantial part of the Collateral
                         (other than in connection with any
                         sale of Collateral permitted by
                         the definitive credit
                         documentation).

Cost and Yield           Usual for facilities and
Protection:              transactions of this type.

Assignments and          The Lenders will be permitted to
Participations:          assign loans and commitments to
                         other Lenders (or their
                         affiliates) without restriction,
                         or to other financial institutions
                         with the consent of the Borrower
                         and the Agent, in each case not to
                         be unreasonably withheld.  Each
                         assignment (except to other
                         Lenders or their affiliates) will
                         be in a minimum amount of
                         $1,000,000.  The Agent will
                         receive a processing and
                         recordation fee of $3,500, payable
                         by the assignor and/or the
                         assignee, with each assignment.
                         Assignments will be by novation
                         and will not be required to be pro
                         rata among the Facilities.

                         The Lenders will be permitted to
                         participate loans and commitments
                         without restriction to other
                         financial institutions.  Voting
                         rights of participants shall be
                         limited to matters in respect of
                         (a) increases in commitments,
                         (b) reductions of principal,
                         interest or fees, (c) extensions
                         of final maturity or scheduled
                         amortization and (d) releases of
                         guarantors or all or any
                         substantial part of the Collateral
                         (other than in connection with any
                         sale or collateral permitted by
                         the definitive credit
                         documentation).  Participants
                         shall not be entitled to any
                         increased costs in excess of that
                         to which the selling Lender would
                         be entitled.

Expenses and             The Borrower will indemnify the
Indemnification:         Arranger, the Agent and the other
                         Lenders and hold them harmless
                         from and against all costs,
                         expenses (including reasonable
                         fees, disbursements and other
                         charges of one counsel in each
                         relevant jurisdiction) and
                         liabilities of the Arranger, the
                         Agent and the other Lenders
                         arising out of or relating to any
                         claim or any litigation or other
                         proceeding (regardless of whether
                         the Arranger, the Agent or any
                         other Lender is a party thereto
                         but excluding any such claim,
                         litigation or proceeding brought
                         by a Lender against any other
                         Lender (other than an agent or
                         arranger in its capacity as such))
                         that relates to the Transactions,
                         including the financing
                         contemplated hereby, the
                         Recapitalization or any
                         transactions connected therewith,
                         provided that none of the
                         Arranger, the Agent or any other
                         Lender will be indemnified for any
                         cost, expense or liability to the
                         extent determined in the final
                         judgment of a court of competent
                         jurisdiction to have resulted from
                         its gross negligence or willful
                         misconduct.  In addition, all
                         reasonable out-of-pocket expenses
                         of the Lenders for enforcement
                         costs (including reasonable fees,
                         disbursements and other charges of
                         counsel) and documentary taxes
                         associated with the Facilities are
                         to be paid by the Borrower.

Governing Law and        New York.
Forum:

Counsel to Agent and     Cravath, Swaine & Moore.
Arranger:

                                                   ANNEX 1
                                              to Exhibit A

Interest Rates:          The interest rates under the
                         Facilities will be as follows:

                         Revolving Facility and Tranche A
                         Facility

                         At the Borrower's option, Adjusted
                         LIBOR plus 3.25% or ABR plus
                         2.25%.

                         Tranche B Facility

                         At the Borrower's option, Adjusted
                         LIBOR plus 3.75% or ABR plus
                         2.75%.

                         All Facilities

                         The Borrower may elect interest
                         periods of 1, 2, 3 or 6 months
                         (or, if agreed to by all the
                         Lenders participating therein, 9
                         or 12 months) for Adjusted LIBOR
                         borrowings.

                         Calculation of interest shall be
                         on the basis of the actual days
                         elapsed in a year of 360 days (or
                         365 or 366 days, as the case may
                         be, in the case of ABR loans based
                         on the Prime Rate) and interest
                         shall be payable at the end of
                         each interest period and, in any
                         event, at least every 3 months.

                         ABR is the Alternate Base Rate,
                         which is the higher of CSFB's
                         Prime Rate and the Federal Funds
                         Effective Rate plus " of 1%.

                         Adjusted LIBOR will at all times
                         include statutory reserves.

Letter of Credit Fee:    A per annum fee equal to the
                         spread over Adjusted LIBOR under
                         the Revolving Facility will accrue
                         on the aggregate face amount of
                         outstanding letters of credit
                         under the Revolving Facility,
                         payable in arrears at the end of
                         each quarter and upon the
                         termination of the Revolving
                         Facility, in each case for the
                         actual number of days elapsed over
                         a 360-day year.  Such fees shall
                         be distributed to the Lenders
                         participating in the Revolving
                         Facility pro rata in accordance
                         with the amount of each such
                         Lender's Revolving Facility
                         commitment.  In addition, the
                         Borrower shall pay to the Issuing
                         Bank, for its own account, (a) a
                         fronting fee equal to a percentage
                         per annum to be agreed upon of the
                         aggregate face amount of
                         outstanding letters of credit,
                         payable in arrears at the end of
                         each quarter and upon the
                         termination of the Revolving
                         Facility, calculated based upon
                         the actual number of days elapsed
                         over a 360-day year, and
                         (b) customary issuance and
                         administration fees.

Commitment Fees:         0.50% per annum on the undrawn
                         portion of the commitments in
                         respect of the Facilities,
                         commencing to accrue upon the
                         execution and delivery of the
                         Credit Agreement and payable
                         quarterly in arrears thereafter
                         and upon the termination of the
                         commitments, calculated based on
                         the number of days elapsed in a
                         360-day year.

Changes in Interest      After delivery of the Borrower's
Rates:                   consolidated financial statements
                         for the period ended December 31,
                         2001, and so long as no default
                         shall have occurred and be
                         continuing, the interest rates
                         under the Revolving Facility and
                         the Tranche A Facility will be
                         determined by reference to the
                         Borrower's ratio of (a) Total Debt
                         as of the date of determination to
                         (b) EBITDA for the period of four
                         consecutive fiscal quarters ended
                         as of the date of determination,
                         as set forth below:


 -----------------------------------------------------------------
| Ratio of Total Deb            |Adjusted LIBOR plus  | ABR plus  |
|     to EBITDA                 |                     |           |
|-----------------------------------------------------------------|
| Greater than 2.50 to 1.00     |      3.25%          |    2.25%  |
|-----------------------------------------------------------------|
| Less than or equal to 2.50    |      3.00%          |    2.00%  |
|-----------------------------------------------------------------|
| Less than or equal to 2.00    |      2.75%          |    1.75%  |
|           to 1.00             |                     |           |
|-----------------------------------------------------------------|
| Less than or equal to 1.50    |      2.50%          |    1.50%  |
|           to 1.00             |                     |           |
 -----------------------------------------------------------------

                                The ratio of Total Debt to
                                EBITDA shall be determined
                                as at the last day of each
                                fiscal quarter; changes in
                                interest rates resulting
                                from changes in such ratio
                                shall become effective on
                                the first day on which the
                                financial statements
                                covering the quarter-end
                                date as of which such ratio
                                is computed are delivered
                                to the Agent.

Definitions:
                                (A) "Total Debt" includes
                                    the drawn amount under
                                    the Facilities and any
                                    other debt held at the
                                    Borrower.

                                (B) "Interest" includes
                                    interest payments on
                                    Total Debt (as defined
                                    above).

                                (C) "Dividends" include
                                    any cash dividend
                                    declared or paid by
                                    the Borrower or any
                                    advances  by the
                                    Borrower to Holdings.

                                (D) "Fixed Charge Coverage
                                    Ratio" is defined as
                                    EBITDA (less capital
                                    expenditures less co-
                                    investments) divided
                                    by the sum of the
                                    Interest and Dividends
                                    paid by the Borrower.

                                                     ANNEX II
                                                 to Exhibit A
| -------------------------------------------------------------
|             |Total         |EBITDA/Interest  |Fixed Charge   |
|             |Debt/EBITDA   |and Dividends    |Coverage Ratio |
|             |              |Dividends        |               |
|--------------------------------------------------------------|
| 6/30/01     |3.5x          |2.5x             |1.75x          |
|--------------------------------------------------------------|
| 9/30/01     |3.5x          |2.5x             |1.75x          |
|--------------------------------------------------------------|
| 12/31/01    |3.25x         |2.5x             |1.75x          |
|--------------------------------------------------------------|
| 3/31/02     |3.00x         |2.75x            |2.00x          |
|--------------------------------------------------------------|
| 6/30/02     |3.00x         |2.75x            |2.00x          |
|--------------------------------------------------------------|
| 9/30/02     |3.00x         |3.00x            |2.00x          |
|--------------------------------------------------------------|
| 12/31/02    |2.75x         |3.00x            |2.00x          |
|--------------------------------------------------------------|
| 3/31/03     |2.75x         |3.00x            |2.25x          |
|--------------------------------------------------------------|
| 6/30/03     |2.75x         |3.00x            |2.25x          |
|--------------------------------------------------------------|
| 9/30/03     |2.50x         |3.00x            |2.25x          |
|--------------------------------------------------------------|
| 12/31/03    |2.50x         |3.00x            |2.25x          |
|--------------------------------------------------------------|
| 3/31/04     |2.25x         |3.25x            |2.50x          |
|--------------------------------------------------------------|
| 6/30/04     |2.25x         |3.25x            |2.50x          |
|--------------------------------------------------------------|
| 9/30/04     |2.25x         |3.25x            |2.50x          |
|--------------------------------------------------------------|
| 12/31/04    |2.25x         |3.25x            |2.50x          |
|  and        |              |                 |               |
|  thereafter |              |                 |               |
 --------------------------------------------------------------

                                                   EXHIBIT B

                        Project Radio
        $500,000,000 Senior Secured Credit Facilities
         Summary of Additional Conditions Precedent

     The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

     1. The Recapitalization shall be consummated simultaneously with the closing under the Facilities in accordance with applicable law and on substantially the terms described in the Term Sheet; the Merger Agreement and all other related documentation shall be reasonably satisfactory to the Lenders; the Cash Equity Contribution shall have been made; and the Lenders shall be reasonably satisfied with the capitalization, structure and equity ownership of the Borrower after giving effect to the Transactions.

      2. The Borrower shall have received not less than $75,000,000 in gross cash proceeds from the issuance of the Notes by Holdings in a private placement to one or more holders satisfactory to the Agent. The terms and conditions of the Notes (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, covenants, pay-in-kind provisions, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders. Without limiting the foregoing, the Notes shall provide that, at any time during which the Borrower's ability to pay cash dividends to Holdings is restricted under the terms of the Borrower's senior credit facilities, Holdings may, in lieu of paying interest on the Notes in cash and without causing a default thereunder, satisfy its obligation to pay interest on the Notes by issuing to the holders thereof additional Notes.

     3. The Borrower shall have repurchased all Existing Subordinated Notes tendered and not withdrawn pursuant to the Debt Tender Offer; if less than all the outstanding Existing Subordinated Notes shall have been tendered and so purchased, the Consent Solicitation shall have become effective, and the remaining outstanding aggregate principal amount of Existing Subordinated Notes (after any change in control offer required by the terms of the Indenture for the Existing Subordinated Notes has been consumated) shall be deducted from the aggregate amount of the Facilities (allocated among the Term Facilities in a manner to be agreed upon by the Agent and the Borrower). All principal, interest, fees and other amounts outstanding or due under the Existing Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees thereof and security therefor released, and the Agent shall have received reasonably satisfactory evidence thereof. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) the Notes,
(c) the Existing Subordinated Notes that may remain outstanding, (d) the Existing Seller Notes and (e) other limited indebtedness, including certain indebtedness to employees of the Borrower, to be agreed upon.

     4. The Lenders shall have received (a) audited consolidated balance sheets for the 1999 and 2000 fiscal years and related statements of income, stockholders' equity and cash flows of the Borrower for the 1998, 1999 and 2000 fiscal years and (b) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for each subsequent fiscal quarter ended 45 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

     5. The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the most recent balance sheet delivered pursuant to paragraph 4 above, after giving effect to the Transactions and the other transactions contemplated hereby, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders.

     6. The Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such subsidiaries with respect thereto.

     7. The Lenders shall be satisfied as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

     8. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent the failure to obtain the same could, individually or in the aggregate, reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

                                                   EXHIBIT C


                  Sources and Uses of Funds
                  (as of December 31, 2000)
                  (in millions of dollars)
                (all figures are approximate)


Sources of Funds              Uses of Funds
----------------              -------------

Cash on Hand           $20.9  Merger Consideration       $348.7

Revolving Facility (1)   0.0  Refinance Existing Debt    $292.7

Tranche A Facility (2) 150.0  Transaction Costs            40.3

Tranche B Facility (2) 250.0  Existing Seller Notes        21.2

16% Senior Notes        75.0  Cash at Closing              49.3
                                                           ----
Existing Seller Notes   21.2

Cash Equity
Contribution (3)        98.8

Management and
Employee Equity
Contribution (3)        24.7

Rollover Equity (3)    111.6
                       -----

Total Sources         $752.2  Total Uses                  $752.2
                       ======                              =====


     (1) The Revolving Facility has a total capacity of $100,000,000. The Revolving Facility can be used to fund any increases in working capital relative to December 31, 2000.

     (2)  The amount of the gross cash proceeds from the Term
Facilities may be reduced, in a ratio to be agreed upon, by up to the amount of Existing Subordinated Notes not tendered in the Debt Tender Offer.

     (3) The Investors will contribute additional cash, if necessary, to ensure that the total equity is not less than $235,000,000.